Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-198791 on Form S-8 of our reports dated December 10, 2015, relating to the financial statements and financial statement schedule of Civitas Solutions, Inc., and the effectiveness of Civitas Solutions, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of Civitas Solutions, Inc. for the year ended September 30, 2015.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 10, 2015